Exhibit 10.16

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is executed and delivered effective as of September 28, 2009 (“Amendment Effective Date”), by and between Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Casey Kopczynski, an individual resident of the State of North Carolina (“Employee”).

RECITALS

WHEREAS, the Company and Employee previously executed and delivered an Employment Agreement, dated as of July 29, 2005 (the “Original Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Original Agreement in order to renew the term of the Original Agreement and to provide a transaction bonus payable in consideration of Employee’s efforts in leading the Company to a strategic transaction resulting in significant value for the Company’s stockholders, pursuant to the terms and conditions described herein;

WHEREAS, the Company and Employee now wish to additionally amend the Original Agreement in order to memorialize Employee’s severance benefits as previously approved by the Company’s Board of Directors on June 12, 2006 pursuant to the terms and conditions described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. A new Section 2(f) is added to the Original Agreement reading as follows:

“(f) Transaction Bonus. Provided you remain in the employ of the Company through the initial closing of a Corporate Transaction (as defined below) in which the holders of the Company’s Preferred Stock are entitled to receive the liquidation preference set forth in Article V, Section 3.1 of the Company’s Amended and Restated Certificate of Incorporation filed February 17, 2009, and provided that you first execute and do not revoke a release and settlement agreement in a form acceptable to the Company (the “Release”), you will be paid a transaction bonus (the “Transaction Bonus”) as follows:

(i) Amount. The amount of the Transaction Bonus will be one million fifty thousand dollars ($1,050,000) if a Corporate Transaction occurs on or before March 31, 2010 and eight hundred fifty thousand dollars ($850,000) if a Corporate Transaction occurs on or after April 1, 2010 and on or before December 31, 2010. Any Transaction Bonus payable will be subject to applicable tax withholding.

(ii) Corporate Transaction. A “Corporate Transaction” shall be defined as any of the following transactions, the initial closing of which occurs during the applicable period set forth above and which results in net payment to the Company’s stockholders of cash or property with a fair market value exceeding one hundred million dollars ($100,000,000) (the “Threshold Amount”), provided, however, that the Board shall determine [a] the fair market value of property or payments over time, and [b] under parts (C) and (D) whether multiple transactions are related, and its determinations shall be final, binding and conclusive:

(A) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(B) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(C) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(D) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(iii) Payment. Any Transaction Bonus earned shall be paid to you promptly upon the initial closing of a Corporate Transaction provided that you have previously executed and not revoked the Release and in no event later than the date that is two and one-half (2-1/2) months after the end of the calendar year in which the initial closing occurs.

(iv) Termination “without Cause”. Notwithstanding anything to the contrary, you shall be eligible to be paid the Transaction Bonus if your employment is terminated “without Cause” (including a termination by you pursuant to a “Constructive Termination Event” provided that you followed all of the procedures designated in below) within the sixty (60) days prior to the initial closing of a Corporation Transaction.

2. Section 3 of the Original Agreement is amended and restated in its entirety as follows:

“3. Certain Definitions; “At Will” Basis Of Your Employment; Term; Termination For Cause; Cure; Survival Of Certain Obligations; Payments Upon Termination; Post-Termination Matters.

(a) Certain Definitions. For purposes of this Section 3 the following phrases or words will have the following meanings:

(i) The phrases “determined by the Board,” “decided by the Board,” “as decided by the Board,” and “if the Board decides” mean in each case a determination or decision made by the affirmative vote of at least a majority of the total number of members of the Board serving at that time calculated without counting you.

(ii) “Cause” means any of the following acts or failures to act, which are or would be, in each case, and as determined by the Board after reasonable and good faith consultation with you, materially detrimental to the interests of the Company and its stockholders: (A) your willful failure to follow lawful and commercially reasonable directives of the Board communicated to you, and/or (B) intentional damage to the tangible or intangible property of the Company, and/or (C) conviction of a crime involving moral turpitude, and/or (D) the performance of any dishonest or fraudulent act.

(iii) A termination “without Cause” means a termination at the will of the Company, as determined by the Board, other than for Cause. A termination also will be deemed to have been without Cause under this Agreement if (A) a Constructive Termination Event, as defined in Section 3 (a)(iv) hereof, occurs and (B) you timely give a Constructive Termination Event Notice, as defined and determined under Section 3(a)(v) hereof, and (C) such Constructive Termination Event is not reversed within the Constructive Termination Event Cure Period as defined in Section 3(a)(vi) hereof, and (D) you have not otherwise consented to such Constructive Termination Event in writing, and (E) within thirty (30) days after the expiration of such Constructive Termination Event Cure Period you resign in writing, delivered to the Company, stating that your resignation is as a result of, and specifying the nature of, such uncured Constructive Termination Event.

(iv) Constructive Termination Event. A “Constructive Termination Event” will be deemed to have occurred at the Company’s close of business on the first day that any of the following actions is taken by the Company:

(A) Reduction In Salary And/Or Benefits. Your salary, and/or aggregate benefits, and/or Annual Bonus amounts are materially reduced below those in effect immediately prior to the effective date of such Constructive Termination Event, except, as to salary and/or benefits (but not as to bonus amounts mutually agreed or set prior to the date of such reduction), if such reduction is made as a proportional reduction, as to the salaries and/or benefits of all other executive officers as part of an overall reduction in executive officer salaries and/or benefits decided by the Board in good faith as being in the best interests of the Company and its stockholders, and/or

(B) Change In Duties. Your duties and/or authority are materially decreased or increased from those in effect immediately prior to such Constructive Termination Event, in a way that is adverse to you, and/or

(C) Change In Title. The title of one or more of your positions with the Company is changed to a title that, under customary practice within the biotechnology industry within the State in which the Company’s principal offices are located at the date of such reduction, would be considered to be a lower-level title than your immediately prior most-senior ranking title, and/or

(D) Nonassumption. Absent your written consent to such nonassumption, this Agreement is not assumed in full in writing by any successor to the Company, including any acquiror of all or substantially all of the assets of the Company, to whom this Agreement is not automatically assigned in full by operation of law upon such succession.

(v) “Constructive Termination Event Notice” means a written notice delivered by you to the Company, within thirty (30) days after the date upon which you believe, in good faith, that a Constructive Termination Event has occurred, which states the nature of such alleged Constructive Termination Event, referring specifically to the relevant Constructive Termination Event description in Section 3(a)(iv) hereof, and which sets forth in reasonable detail the facts upon which you base your belief that such Constructive Termination Event has occurred and the date upon which you believe it occurred.

(vi) “Constructive Termination Event Cure Period” means the fourteen (14) day period commencing with the date you give the Company a Constructive Termination Event Notice.

(b) “At Will” Basis Of Your Employment; Term. Your employment with the Company is on an “at will” basis, and either you or the Company may terminate your employment with the Company at any time, for any reason, or for no reason, with written notice to you of any voluntary termination by you (other than due to a Constructive Termination Event as provided in Section 3(a)(iv) hereof), provided that, apart from any voluntary resignation by you other than due to an uncured Constructive Termination Event as provided in Section 3(a)(iv) hereof, if you desire to terminate this Agreement voluntarily you will give the Company at least thirty (30) days prior written notice of the intended effective date of such voluntary termination, which notice period may be waived or shortened by the Board upon your giving to the Company of such written notice. Unless terminated earlier as provided herein, including any “at will” termination, or unless extended in writing by you and the Company, the term of this Agreement from the Amendment Effective Date ending at 5:00 pm local time at the then-current location of the principal offices of the Company, on December 31, 2010.

(c) Termination For Cause; Cure. You will not be terminated for Cause unless the Chairman of the Board has given you a written notice, signed by the Chairman on behalf of the Board, (a “Cause Termination Notice”) within thirty (30) days after the date upon which the Cause for the termination, as provided in Section 3(a)(ii) hereof, has occurred in the good faith view of the Board, which states that it has been decided by the Board to terminate your employment for Cause unless such Cause is cured within the period (the “Cause Cure Period”) set forth in such notice, which period will be at least thirty (30) days after the date of such notice, and which sets forth in reasonable detail the reason for such termination for Cause Once the relevant Cause Cure Period has expired, the Board will have thirty (30) days thereafter to inform you in writing, by the Chairman of the Board (a “Cause Cure Determination Notice”), whether the Board has, at the end of such Cause Cure Period, determined that (i) you have cured such Cause, in which case your employment will not be terminated for such specific event which was Cause for such initial Cause Termination Notice, or that (ii) the Board has further determined to waive such occurrence of Cause, in which case your employment will not be terminated for such specific event which was Cause for such initial Cause Termination Notice, or that (iii) your employment is terminated for the occurrence of such uncured Cause, and which will set forth the date of such termination, which will not be before the date of such Cause Cure Determination Notice. If the Board does not timely deliver a Cause Cure Termination Notice to you, then your employment will not be terminated for the specific event which was Cause for such initial Cause Termination Notice from the Board.

(d) Survival Of Certain Obligations. Your obligations to the Company under any other written agreement, including without limitation any nondisclosure agreement, including the Confidentiality, Inventions and Noncompetition Agreement, between you and the Company, will survive any termination hereof except to the extent otherwise stated in such relevant agreement(s). If no written nondisclosure agreement has been executed by you and the Company, you will treat as confidential and proprietary to the Company, and will promptly return to the Company within five (5) days after any such termination, all materials related to the Company supplied by the Company to you prior to, on and after the Effective Date which are marked as confidential or proprietary or which you have been informed in writing by the Chairman of the Board are confidential and proprietary to the Company, and will not disclose to any party, other than to your attorneys, or except to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 3(d), provided that if there is in effect at the date of such termination a written nondisclosure agreement between you and the Company, the terms and conditions of such nondisclosure agreement will govern over the provisions in this sentence.

(e) Payments Upon Termination.

(i) Termination Other Than Without Cause. If your employment hereunder is terminated after the Effective Date other than without Cause, the Company will pay you such amounts, to the extent and at the time, as required by law.

(ii) Severance And Certain Acceleration Upon Termination Without Cause.

(A) General. If your employment hereunder is terminated after the Effective Date by the Company without Cause, then:

(1) Severance. If such termination occurs during the term, then, in addition to any other accrued amounts you may be due hereunder or by law at the time of such termination, the Company will, provided you execute a release in form and substance reasonably satisfactory to the Company releasing the Company from any and all other claims related to your employment and the termination thereof, pay you an amount, as severance, equal to twelve (12) months of your annual base monthly salary with the Company as in effect immediately prior to the date of such termination (the “Severance Amount”). The Severance Amount will be paid to you in installments at the time when your salary would otherwise have been paid, had you continued employment with the Company or, at the Company’s election, in a lump sum. Notwithstanding the foregoing, if paying you the Severance Amount in a lump sum will avoid the imposition of excise taxes on either you or the Company, then as so determined by the Company, or upon your written request to the Company as to such determination by you, the Company will pay the Severance Amount to you in a lump sum, provided that if you deliver such written request the Company will not be obligated to make such payment in a lump sum, and may continue to pay such Severance Amount in installments, if the Board, after consultation with the company’s legal counsel and the Company’s tax advisors, determines that (a) installment payment of such Severance Amount will not result in the imposition of excise taxes upon you, and/or that (b) payment of such Severance Amount as a lump sum would adversely effect the Company’s ability to pay its debts as they come due or would otherwise violate any obligations or covenants of the Company under any written agreement by the Company with any third party, including without limitation with any investor in Preferred Stock of the Company or with any bank or other financial institution or with any lessor of real estate or equipment to the Company.

(2) Acceleration Of Vesting As To Your Founder’s Common Stock Upon Termination Without Cause. If during the term hereof your employment hereunder is terminated by the Company without Cause and as Cause or lack thereof as to such termination is determined by the Board, all lapsing contractual rights of the Company to repurchase from you, upon such termination, any shares of the Common Stock you were issued as a founder of the Company, will automatically lapse as of the effective date of such termination, and you will hold all such shares free of any such repurchase right, provided that such shares will remain subject to such restrictions on transfer thereafter as are imposed upon them from time to time by law, and under the Company’s Bylaws, and/or under any separate written agreement between you and the Company.

(B) Certain Limitations. You will not be entitled to claim that your termination is without Cause, and the provisions of Section 3(e)(ii)(A) hereof will not apply, if (i) a Constructive Termination Event occurs, but you do not give a Constructive Termination Event Notice within the time period provided therefor in Section 3(a)(v) hereof, and if you then thereafter resign, or (ii) (a) you timely deliver a Constructive Termination Event Notice and (b) the Company does not cure such Constructive Termination Event within the Constructive Termination Event Cure Period and (c) you do not resign within the thirty (30) period after expiration of the Constructive Termination Event Cure Period but resign thereafter.

(f) Post-Termination Matters.

(i) Automatic Resignation From Office. By your signature on this Agreement, unless the Company, by the determination of the Board, agrees otherwise in writing with you, this Agreement will serve automatically, without the need for any further signatures, as your resignation, effective as of the date of your termination of employment hereunder, for whatever reason, from any and all offices you may hold with the Company or any subsidiary or other affiliate of the Company at the date of such termination, including without limitation the position of Chief Business Officer.

(ii) Return of Materials. Upon any termination hereof, you will promptly return to the Company all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company. After such termination you will not disclose to any party, other than to your attorneys, or except to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 3(f)(ii), provided that if there is in effect at the date of such determination a written nondisclosure agreement between you and the Company, the terms and conditions of such nondisclosure agreement will govern over the provisions in this sentence.

(iii) Accrued Salary and Bonus. After such termination, the Company will only be obliged to pay, and will pay when due, to you (A) such amounts of salary and bonus accrued under any bonus plan through, and payable at, the date of such termination, (B) such amounts of bonus that are payable after such termination by the terms of a written bonus agreement or under any mutually agreed bonus plan as in effect at the date of such termination and (C) if you are terminated without Cause, the Severance Amount provided in Section 3(e)(ii)(A) hereof.

(iv) Expenses. The Company will pay reasonably promptly all expenses permitted to be reimbursed hereunder for which appropriate documentation has been submitted by you.

(v) Nonsolicitation. In order to avoid disruption of the Company’s business, for a period of one (1) year after termination of your employment hereunder for any reason other than your death, you will not, directly or indirectly, (A) solicit for any competitor to the Company, or for any other purpose competitive with the Company, any customer of the Company known to you during the period of your employment with the Company to have been a customer of the Company, (B) directly or indirectly encourage or induce any third party licensor, licensee, distributor or research, development or commercialization collaborator of the Company to terminate or reduce its business activities with the Company nor (C) solicit for employment any person employed by the Company.”

3. By entering into this Amendment, the Company and Employee, acknowledge and agree that they intend to renew the terms of the Original Agreement (as amended herein) which expired on July 29, 2008, effective as the Amendment Effective Date through December 31, 2010.

4. In connection with the execution of this Amendment, the Company agrees that following each Closing of the sale of Notes and Warrants under the Company’s Note and Warrant Purchase Agreement dated February 17, 2007 (the “Agreement”) (capitalized terms as defined in the Agreement), until such time as the Company has issued promissory notes with an aggregate principal amount of $10,000,000, you will be granted an additional option to purchase a number shares of the Company’s Common Stock such that following such grant, the total number of shares of Common Stock purchase by you (including shares subsequently transferred) or subject to options held by you (including options subsequently transferred) shall equal approximately 2.61% of the Company’s fully diluted capital stock. The exercise price of each such option shall be the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board of Directors. Each option shall vest monthly over a period of four years from the date of grant, and will be subject to the terms of the Company’s 2005 Stock Option Plan and the option agreement between you and the Company.

5. Except as modified herein, the Original Agreement shall remain in full force and effect

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereby execute this Amendment to Employment Agreement as of the date first above written.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Thomas J. van Haarlem	/s/ Thomas J. van Haarlem
Name:		Thomas J. van Haarlem
Title:	President & CEO

SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT

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